Exhibit 4.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THEY MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT. ANY PROPOSED TRANSFER OR RESALE OF SUCH SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT SUCH TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

CONVERTIBLE NOTE

Original Principal Amount: US$100,000,000.00	Issuance Date: March 21, 2022

FOR VALUE RECEIVED, Dave Inc., a Delaware corporation (the “Issuer”), hereby promises to pay FTX Ventures Ltd. or its permitted assigns (the “Holder”) the amount set out above as the Original Principal Amount, as such amount may be (i) increased pursuant to the payment of PIK Interest (as defined below), or (ii) reduced pursuant to any conversion effected in accordance with the terms hereof or pursuant to any repurchase effected in accordance with the terms hereof (the balance of such amount from time to time being the “Outstanding Principal Balance”), when due, whether upon the Maturity Date (as defined below), acceleration, or otherwise (in each case in accordance with the terms hereof). This Convertible Note (including all Convertible Notes issued in exchange, transfer or replacement hereof) (the “Note”), is issued pursuant to the Purchase Agreement on the Issuance Date. Certain capitalized terms used herein are defined in Section 21 below. Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

1. PAYMENTS OF PRINCIPAL.

(a) The Repayment Amount shall be due and payable on the Maturity Date.

(b) The “Maturity Date” shall be March 21, 2026.

(c) Unless the Holder has earlier delivered written notice in the form of Exhibit I to the Company stating that the Holder elects to convert all or part of the Outstanding Principal Balance represented by this Note, the Issuer may voluntarily prepay or redeem the Note in full at any time prior to the Maturity Date upon at least ten (10) Business Days’ written notice to the Holder.

2. INTEREST; INTEREST RATE.

(a) During the term of this Note, Interest shall accrue on the Outstanding Principal Balance of this Note at an annual interest rate of 3.0%, commencing on the Issuance Date, semi-annually on each June 30 and December 30, commencing June 30, 2022 (each, an “Interest Payment Due Date”). Interest shall be payable semi-annually in arrears on each Interest Payment Due Date, at the Issuer’s option, either (i) in cash or (ii) by increasing the principal amount of this Note by the amount of such Interest (with such increased amount thereafter accruing Interest as well) on each Interest Payment Due Date (“PIK Interest”).

(b) If the Issuer intends to pay cash with respect to the Interest due on any Interest Payment Due Date in accordance with Section 2(a), the Issuer shall deliver a written notice of such election (a “Cash Interest Election”) to the Holders on or before the third (3rd) calendar day immediately prior to the applicable Interest Payment Due Date.

(c) If the Issuer has not delivered a Cash Interest Election with respect to an Interest Payment Due Date on or before the third (3rd) calendar day immediately prior to the applicable Interest Payment Due Date, the principal amount of this Note will be increased by the amount of Interest payable on such Interest Payment Due Date, and the Issuer shall make a record on its books of such increase.

(d) Interest hereunder will be paid to the Holder as provided in Section 16(b). All Interest will be computed on the basis of a 360-day year of twelve (12) 30-day months.

3. CONVERSION.

(a) Conversion Right. Upon compliance with the provisions of this Section 3, the Holder shall have the right to convert all or any portion the Note Obligation Amount into shares of Class A Common Stock at any time prior to 5:00 p.m. New York City time on the Trading Day immediately preceding the Maturity Date, in each case, at the then applicable Conversion Price (the “Conversion Right”).

(b) Mechanics of Conversion.

(i) In order to exercise its rights pursuant to Conversion Right, the Holder shall deliver written notice in the form of Exhibit I to the Company stating that the Holder elects to convert all or part of the Outstanding Principal Balance represented by this Note. Such notice shall state the Outstanding Principal Balance which the Holder seeks to convert. The date contained in the notice (which date shall be no earlier than the Trading Day immediately following the date of the notice) shall be the date of conversion of the Note (such date of conversion, the “Conversion Date”) and the Holder shall be deemed to be the beneficial owner of the underlying shares of Class A Common Stock as of such date.

(ii) The Holder of this Note shall be deemed to beneficially own the Class A Common Stock underlying this Note as of the applicable Conversion Date. Not later than three (3) Trading Days following the Conversion Date, the Company shall promptly issue and deliver to the Holder a certificate or certificates for the number of shares of Class A Common Stock to which the Holder is entitled and, in the case where only part of a Note is converted, the Company shall execute and deliver (at its own expense) a new Note of any authorized denomination as requested by the Holder in an aggregate principal amount equal to and in exchange for the unconverted portion of the principal amount of the Note so surrendered. In lieu of delivering physical certificates representing the shares of Class A Common Stock issuable upon conversion of Note, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, upon request of the Holder, the Company may, at its election (and shall cause its transfer agent to electronically transmit the shares of Class A Common Stock issuable upon conversion of this Note to the Holder, by crediting the account of Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system, if such DWAC system is available for the issuance of such shares of Class A Common Stock under the terms of this Note and the Purchase Agreement. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversion pursuant to Section 3 shall be deemed to have been made immediately prior to the opening of business on the applicable Conversion Date. The person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated as the beneficial owner of such shares of Class A Common Stock at the opening of business on the applicable Conversion Date.

(iii) No fractional shares of Class A Common Stock shall be issued upon any conversion of the Note pursuant to this Section 3. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the Closing Price of the Class A Common Stock on the Conversion Date.

(c) Adjustment for Share Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date effect a subdivision of the outstanding shares of Class A Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date combine the outstanding shares of Class A Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(d) Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Issuance Date shall make or issue a dividend or other distribution payable in (x) additional shares of Class A Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock outstanding immediately prior to such issuance and the denominator of which shall be the total number of shares of Class A Common Stock outstanding immediately prior to such issuance plus the number of such additional shares of Class A Common Stock issuable in payment of such dividend or distribution; (y) in cash, then and in each such event, the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution minus the amount in cash per share of Class A Common Stock that the Company dividends or distributes, and the denominator of which shall be the Closing Price of the Class A Common Stock on the

Trading Day immediately preceding the ex-dividend date for such dividend and distribution; (z) shares of Capital Stock, evidences of indebtedness, or any other asset (collectively, the “Distributed Property”), then and in each such event, the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution minus the fair market value (as determined in good faith by the Board) of the Distributed Property distributed with respect to each share of Class A Common Stock, and the denominator of which shall be the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution.

(e) Adjustment for Reclassification, Exchange or Substitution. If the shares of Class A Common Stock issuable upon the conversion of this Note shall be changed into the same or a different number of shares of any class or classes of shares, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, share dividend or reorganization, reclassification, merger, consolidation or asset sale provided for elsewhere in this Section 3), then and in each such event the Holder of this Note shall have the right thereafter to convert this Note into the kind and amount of shares and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Class A Common Stock into which the Note might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(f) Reorganizations, Mergers, Consolidations or Asset Sales. If at any time after the Issuance Date there is a tender offer, exchange offer, merger, consolidation, recapitalization, sale of all or substantially all of the Company’s assets or reorganization involving the shares of Class A Common Stock (collectively, a “Capital Reorganization”) (other than a merger, consolidation, sale of assets, recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 3), as part of such Capital Reorganization, provision shall be made so that the Holder will thereafter be entitled to receive upon conversion of this Note the number of shares or other securities or property of the Company to which a holder of the number of shares of Class A Common Stock deliverable upon conversion immediately prior to such Capital Reorganization would have been entitled on such Capital Reorganization, subject to adjustment in respect to such shares or securities by the terms thereof. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 3 with respect to the rights of the Holder after the Capital Reorganization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of this Note) and the provisions of the Agreement will be applicable after that event and be as nearly equivalent as practicable. In the event that the Company is not the surviving entity of any such Capital Reorganization, each Note shall become Notes of such surviving entity, with the same powers, rights and preferences as provided herein.

(g) Certificate as to Adjustments or Distributions. Upon the occurrence of each adjustment of the Conversion Price or distribution to holders pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment or distribution in accordance with the terms hereof and furnish to the Holder a certificate setting forth the terms of such adjustment or distribution and showing in detail the facts upon which such adjustment or distribution are based and shall file a copy of such certificate with its corporate records.

(h) Notice of Record Date. In the event: (i) that the Company declares a dividend (or any other distribution) on its Class A Common Stock payable in shares of Class A Common Stock, securities, or other assets, rights or properties; (ii) that the Company subdivides or combines its outstanding shares of Class A Common Stock; (iii) of any reclassification of the shares of Class A Common Stock (other than a subdivision or combination of the Company’s outstanding shares of Class A Common Stock or a share dividend or share distribution thereon); (iv) of any Capital Reorganization; or (v) of the involuntary or voluntary dissolution, liquidation or winding up of the Company, then the Company shall notify the Holder in writing, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days prior to the date specified in (B) below, a notice stating: (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of shares of Class A Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or (B) the date on which such reclassification, Capital Reorganization, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities or other property deliverable upon such reclassification, Capital Reorganization, dissolution or winding up.

(i) Notice of Adjustment to Conversion Price. The Company will provide prompt written notice to the Holder upon the occurrence of any adjustment to the Conversion Price.

4. REPURCHASE RIGHT UPON A FUNDAMENTAL CHANGE.

(a) Upon the occurrence of a Fundamental Change, the Holder will have the right to require the Company to repurchase all or any part of the Note pursuant to an offer as provided in this Section 4 (the “Fundamental Change Offer”) at an offer price in cash equal to Outstanding Principal Balance as of the Fundamental Change Payment Date (the “Fundamental Change Payment”).

(b) On or before the 30th calendar day after a Fundamental Change, the Company shall give to the Holder notice (the “Fundamental Change Notice”) of the occurrence of the Fundamental Change and of the Holder’s right to receive the Fundamental Change Payment arising as a result thereof. Each notice of the Holder’s right to participate in the Fundamental Change Offer (the “Fundamental Change Repurchase Right”) shall state:

(i) the date on which this Note shall be repurchased (the “Fundamental Change Payment Date”), which date shall be no later than 60 calendar days from the date of the Company’s delivery of the Fundamental Notice;

(ii) the date by which the Fundamental Change Repurchase Right must be exercised, which date shall be no earlier than the close of business on the Trading Day immediately prior to the Fundamental Change Payment Date;

(iii) the amount of the Fundamental Change Payment;

(iv) a description of the procedure which the Holder must follow to exercise the Fundamental Change Repurchase Right, and the place or places where this Note is to be surrendered for payment of the Fundamental Change Payment; and

(v) the Conversion Price then in effect and the place where this Note may be surrendered for conversion.

No failure by the Company to give the Fundamental Change Notice and no defect in any Fundamental Change Notice shall limit the Holder’s right to exercise its Fundamental Change Repurchase Right or affect the validity of the proceedings for the repurchase of this Note.

(c) To exercise the Fundamental Change Repurchase Right, the Holder shall deliver to the Company, on or before the date that is two (2) Trading Days prior to the Fundamental Change Payment Date, (i) written notice of the Holder’s exercise of such right, which notice shall set forth the name of the Holder, the Outstanding Principal Balance to be repurchased, and a statement that an election to exercise the Fundamental Change Repurchase Right is being made thereby, and (ii) the Note with respect to which the Fundamental Change Repurchase Right is being exercised. Such written notice shall be irrevocable, except that the right of the Holder to convert the Note shall continue until midnight (Eastern Time) the date that is two (2) Trading Days preceding the Fundamental Change Repurchase Date.

(d) On the Fundamental Change Payment Date, the Company will (i) accept for payment this Note or portions thereof properly tendered pursuant to the Fundamental Change Offer and (ii) deliver cash in the amount of the Fundamental Change Payment to each Holder in respect of this Note or portions thereof so tendered.

(e) The Company will comply with the requirements of Rule 14e-1 promulgated under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of this Note as a result of a Fundamental Change.

(f) If this Note is to be repurchased only in part, this Note shall be surrendered to the Company and the Company shall execute and make available for delivery to the Holder without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the Outstanding Principal Balance so surrendered.

5. RIGHT OF THE COMPANY TO CONVERT THIS NOTE.

(a) Upon compliance the terms of this Section 5, the Company has the right, at its sole election, to convert the Note Obligation Amount into shares of Class A Common Stock at any time and from time to time, on or after March 21, 2024 and on or before the Trading Day immediately before the Maturity Date, at the then applicable Conversion Price, but only if the Closing Price per share of Class A Common Stock exceeds one hundred and seventy-five percent (175%) of the Conversion Price on each of at least twenty (20) Trading Days (whether or not consecutive) during the thirty (30) consecutive Trading Days ending on, and including, the Trading Day immediately before the Company Conversion Notice Date for such Company Conversion.

(b) If payment of this Note has been accelerated as the result of an Event of Default or in connection with a Fundamental Change, and such acceleration has not been rescinded on or before the Company Conversion Date, then the Company may not convert this Note pursuant to this Section 5.

(c) The Company Conversion Date for any Company Conversion will be a Business Day of the Company’s choosing that is no more than thirty (30) Trading Days, nor less than ten (10) Trading Days after the Company Conversion Notice Date for such Company Conversion.

(d) To convert this Note pursuant to this Section 5, the Company must send to the Holder a written notice of such Company Conversion (a “Company Conversion Notice”). The Company Conversion Notice must state: (i) that this Note is being converted into shares of Class A Common Stock pursuant to this Section 5, (ii) the Company Conversion Date for such conversion; and (iii) the Conversion Price in effect on the Company Conversion Notice Date for such conversion and a description and quantification of any adjustments to the Conversion Price that may result from such conversion.

(e) The conversion mechanics and Conversion Price (and other) adjustments of Section 3 shall apply mutatis mutandis to this Section 5.

6. DEFAULT. This Note shall be subject to the Event of Default provisions set forth in Section 6.3 of the Purchase Agreement.

7. REMEDIES. On the occurrence of an Event of Default that has not been timely cured as provided in the Purchase Agreement:

(a) Acceleration of Note. If an Event of Default shall have occurred and be continuing, then the Acceleration Holders may, at such Acceleration Holders’ option, declare all sums due to the Holders of the Notes pursuant to the Notes to be immediately due and payable, whereupon the same will become forthwith due and payable and the Acceleration Holders will be entitled to proceed to selectively and successively enforce the Holder’s rights under the Purchase Agreement or any other instruments delivered to the Holder in connection with the Purchase Agreement (including any Notes); provided, however, that the occurrence of any Event of Default of the type specified in Section 6.3(f) of the Purchase Agreement shall cause the aggregate Repayment Amount to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Issuer. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law. No delay by Holder shall constitute a waiver, election or acquiescence by it.

(b) Waiver of Default. The Holders shall, upon execution of an instrument or instruments in writing signed by the Requisite Holders, waive (and shall be deemed to have waived) any Event of Default which has occurred together with any of the consequences of such Event of Default and, in such event, the Holders and the Issuer will be restored to their respective former positions, rights and obligations hereunder; provided that, with respect to any Event of Default under Sections 6.3(a) or 6.3(f) of the Purchase Agreement, such waiver shall only be effective with respect to this Note if consented to in writing by the Holder hereunder. Any Event of Default so waived will, for all purposes of this Note with respect to the Holder, be deemed to have been cured and not to be continuing, but no such waiver will extend to any subsequent or other Event of Default or impair any consequence of such subsequent or other Event of Default.

(c) Delays, etc. No failure on the part of the Holder to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by the Holder of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

8. RESERVATION OF AUTHORIZED SHARES. So long as any of the Notes are outstanding, the Issuer shall, on or prior to the date of conversion of any Notes, take all action necessary to reserve the requisite number of shares of its authorized and unissued Class A Common Stock, solely for the purpose of effecting the conversion of this Note, such that the number of shares of Class A Common Stock shall be duly and validly reserved and available for issuance at the time of the conversion of this Note, and upon issuance in accordance with the terms of this Note, the Class A Common Stock will be duly and validly issued, fully paid and nonassessable.

9. VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as expressly provided in this Note or with respect to the Class A Common Stock issuable upon conversion of this Note.

10. AMENDMENT AND WAIVER. This Note, and any of the terms and provisions hereof, may be amended from time to time with (and only with) the written consent of the Requisite Holders and the Issuer; provided that the Issuer shall be entitled to amend this Note to surrender or waive any right on the part of the Issuer. The Requisite Holders may waive compliance by the Issuer with any of the terms hereof. Any amendment or waiver to which the Requisite Holders have consented in writing shall be binding upon all Holders of all Notes. Notwithstanding the foregoing or anything herein to the contrary, without the written consent of Holder, this Note may not be amended to (i) change the stated maturity of the principal of, or the payment date of any installment of Interest on, this Note; (ii) reduce the principal of this Note, or any Interest on, this Note or alter or waive the provisions with respect to the redemption of this Note; (iii) change the place or currency of payment of principal of, or any Interest on, this Note; (iv) adversely affect the right of Holder to convert this Note; or (v) modify the consent requirements for any modification to or amendment of any provision of this Note.

11. TRANSFER AND RELATED PROVISIONS.

(a) Except as provided in, and subject to, Section 6.5 of the Purchase Agreement, this Note may not be directly or indirectly offered, sold, assigned or transferred by the Holder without the prior written consent of the Issuer.

(b) The Issuer shall maintain and keep updated a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the Outstanding Principal Balance of the Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Issuer and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of principal hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a satisfactory request to assign or sell all or part of any Registered Note by a Holder and the physical surrender of this Note to the Issuer, the Issuer shall record the information contained therein in the Register and issue one or more new Registered Notes, the aggregate Outstanding Principal Balance of which is the same as the entire Outstanding Principal Balance of the surrendered Registered Note, to the designated assignee or transferee pursuant to Section 12.

12. REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Issuer, whereupon the Issuer will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 12(d)), registered as the Holder may request, representing the Outstanding Principal Balance of the Note being transferred by the Holder and, if less than the entire Outstanding Principal Balance of the Note held by the Holder is being transferred, a new Note (in accordance with Section 12(d)) to the Holder representing the Outstanding Principal Balance of the Note not being transferred. The Holder and any transferee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 12(d) following conversion or redemption of any portion of this Note, the Outstanding Principal Balance represented by this Note may be less than the Outstanding Principal Balance stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Issuer of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Issuer in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Issuer shall execute and deliver to the Holder a new Note (in accordance with Section 12(d)) representing the Outstanding Principal Balance.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Issuer, for a new Note or Notes (in accordance with Section 12(d)) representing in the aggregate the Outstanding Principal Balance of this Note, and each such new Note will represent such portion of such Outstanding Principal Balance as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Issuer is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the remaining Outstanding Principal Balance (or in the case of a new Note being issued pursuant to Section 12(a) or Section 12(c), the Outstanding Principal Balance designated by the Holder which, when added to the aggregate Outstanding Principal Balance represented by the other new Notes issued in connection with such issuance, does not exceed the remaining Outstanding Principal Balance under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, (v) shall represent accrued and unpaid Interest on the Outstanding Principal Balance of this Note, if any, from the Issuance Date; and (vi) shall be timely prepared and issued by the Issuer, but in no event shall the Issuer issue such new Note more than five (5) Business Days after surrender of this Note or the receipt of the evidence reasonably satisfactory to the Issuer pursuant to Section 12(b), as the case may be.

13. REMEDIES. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise, including injunctive relief or specific performance. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

14. CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Issuer and all the Holders and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

15. FAILURE OR INDULGENCE NOT WAIVER. The Holder shall not by any act or omission be deemed to waive any of its rights or remedies under this Note or the Purchase Agreement unless such waiver shall be in writing and signed by the Holder, and then only to the extent specifically set forth therein.

16. NOTICES AND PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 7.6 of the Purchase Agreement.

(b) Payments. Whenever any payment of cash is to be made by the Issuer to any Person pursuant to this Note, such payment shall be made in cash via wire transfer of immediately available funds to such account as may be provided to the Issuer by Holder. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Payment Due Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. All payments to be made by the Issuer under this Note to any Holder shall be paid free and clear of and without any deduction or withholding for or on account of, any and all taxes, unless such deduction or withholding is required by law, in which case Issuer shall withhold such taxes and such withheld amounts shall be treated as paid to the Holder to extent they are remitted to the appropriate taxing authority, and no additional amounts shall be required to be made by the Issuer to such person with respect to such taxes deducted or withheld; provided, however, all payments to be made by the Issuer under this Note to any Holder who has timely provided a properly completed and valid Internal Revenue Service Form W-9 and California Franchise Tax Board Form 590 certifying that such person is not subject to United States federal or State of California income tax withholding shall be paid free and clear of and without any deduction or withholding for or on account of, any and all United States federal and State of

California income taxes, unless otherwise required by a change in applicable law (or interpretation thereof) after the date hereof or pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of any state, local or foreign law). In the event that a taxing authority determines that a payment made by Issuer under this Note should have been subject to withholding (or to additional withholding) for taxes, and the Issuer remits such withholding tax to the taxing authority, the Issuer will have the right to offset such amount (including Interest and penalties that may be imposed thereon) against future payment obligations of the Issuer to such person under this Note. The Issuer agrees to keep any tax forms or certifications provided by Holder pursuant to this Section 18(b) or Section 7.1 of the Purchase Agreement confidential, except as the Issuer reasonably determines in good faith to be necessary to comply with applicable law.

17. WAIVER OF NOTICE. To the extent permitted by law, the Issuer hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Purchase Agreement.

18. GOVERNING LAW, JURISDICTION AND SEVERABILITY. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The Issuer hereby submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Issuer in any other jurisdiction to collect on the Issuer’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.

19. TAX TREATMENT. The Issuer and the Holder acknowledge and agree that this Note is intended to be treated as a convertible debt instrument that is not subject to the application of the contingent payment debt instrument rules of Treasury Regulation Section 1.1275-4. The Issuer and the Holder each agree to file all tax returns in accordance with the foregoing tax treatment except as required by a change in law (or interpretation thereof) after the date hereof or pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of any state, local or foreign law).

20. NO FIDUCIARY DUTY. Each of the Holders and their Affiliates may have interests, economic or otherwise, that conflict with those of the other Holders, their equityholders and/or their Affiliates.

21. CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “Acceleration Holders” means Holders holding at least 25% of the aggregate Outstanding Principal Balance of the then outstanding Notes.

(b) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by law to remain closed.

(c) “Closing Price” of the shares of Class A Common Stock on any day means the last reported sale price regular way on such day or, in the case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of the shares of Class A Common Stock, in each case as quoted on The Nasdaq Stock Market, LLC or such other principal securities exchange or inter-dealer quotation system on which the shares of Class A Common Stock are then traded.

(d) “Company Conversion” means the conversion of this Note by the Company pursuant to Section 5.

(e) “Company Conversion Date” means the date fixed for the conversion of this Note by the Company pursuant to a Company Conversion.

(f) “Company Conversion Notice Date” means, with respect to a Company Conversion, the date on which the Company sends the Company Conversion Notice for such Conversion pursuant to Section 5.

(g) “Conversion Price” means $10.00, subject to adjustment as provided in Section 3.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Fundamental Change” shall be deemed to occur upon the earliest to occur (i) a Change in Control, (ii) a Termination of Trading and (iii) the termination of the White Label Services Agreement between Issuer and Holder (the “Services Agreement”) that is initiated by Holder pursuant to either Section 8.2(b) or Section 8.2(d) of the Services Agreement.

(j) “Interest” means interest on any Outstanding Principal Balance from time to time, in the manner and at the rates specified in Section 2 hereof.

(k) “Issuance Date” means the date the Issuer initially issued Notes pursuant to the terms of the Purchase Agreement.

(l) “Note Obligations Amount” means, as of any time, the then Outstanding Principal Balance together with any accrued and unpaid Interest. For the avoidance of doubt, PIK Interest that has already been reflected in the Outstanding Principal Balance as of the relevant date, shall not also be included in the calculation of accrued and unpaid Interest.

(m) “Person” means an individual or legal entity, including but not limited to a corporation, a limited liability Issuer, a partnership, a joint venture, a trust, an unincorporated organization and a government or any department or agency thereof.

(n) “Purchase Agreement” means that certain Convertible Note Purchase Agreement dated as of the date hereof, by and among the Issuer and the initial holders of the Notes pursuant to which the Issuer issued the Notes.

(o) “Requisite Holders” means Holders holding a majority of the aggregate Outstanding Principal Balance of the then outstanding Notes.

(p) “SEC” means the United States Securities and Exchange Commission.

(q) “Termination of Trading” shall be deemed to occur if the Class A Common Stock (or other common equity into which the Notes are then convertible) is not listed for trading on any of the New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market (or any of their respective successors).

(r) “Trading Day” means, with respect to the Class A Common Stock, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not generally traded on The Nasdaq Stock Market, LLC (or its successor) or such other principal securities exchange or inter-dealer quotation system on which the shares of Class A Common Stock are then traded.

22. PRIORITY; LEGEND.

(a) This Note is subordinated in right of payment to all current and future secured indebtedness of the Company for borrowed money to banks, commercial finance lenders or other institutions regularly engaged in the business of lending money, including, without limitation, the VPC Credit Facility (the “Senior Debt”). The Company hereby agrees, and by accepting this Note, the Holder hereby acknowledges and agrees, that so long as any Senior Debt is outstanding, upon notice from the holders of such Senior Debt (the “Senior Creditors”) to the Company that an event of default, or any event which the giving of notice or the passage of time or both would constitute an event of default, has occurred under the terms of the Senior Debt (a “Default Notice”), the Company will not make, and the Holder will not receive or retain, any payment under this Note. Nothing in this paragraph will preclude or prohibit the Holder from receiving and retaining any payment hereunder unless and until the Holder has received a Default Notice (which will be effective until waived in writing by the Senior Creditors) or from converting this Note or any amounts due hereunder into Class A Common Stock.

(b) This Note and the indebtedness evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement (the “Subordination Agreement”) dated within ten business days of the Closing Date, among Victory Park Management LLC, FTX Ventures Ltd. and each holder of this Note, by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed as of the Issuance Date set out above.

DAVE INC.

By:	/s/ Kyle Beilman
Name: Kyle Beilman
Title: Chief Financial Officer

Exhibit I

DAVE INC.

CONVERSION NOTICE

Reference is made to the Convertible Note (the “Note”) issued to the undersigned by Dave Inc. (the “Issuer”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Note Obligations Amount (as defined in the Note) of the Note indicated below into shares of Class A Common Stock (as defined in the Note) as indicated below, as of the date specified below.

Date of Conversion:

Note Obligations Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of the Class A Common Stock to be issued:

Please issue the Class A Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Authorization:

Account Number:

  (if electronic book entry transfer)

Transaction Code Number:

  (if electronic book entry transfer)

Address:

  (if physical delivery)

By:
Title:
Dated: